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                                                                    Exhibit 10.5

                               IP PROMOTIONS, INC.

                                                                March 24th, 2005
Matt Petterson
286B Peeachtree Hills Ave
Atlanta, GA 30305

Re:      Employment & Compensation Agreement

Dear Mr. Petterson:

This letter confirms our understanding and agreement between Matt Peterson (Peterson) and IP Promotions, Inc. ("IP Promotions or the Company") with regard to all matters described below, including, without limitation, the matters described in the paragraph 1 as follows:

1. IP Promotions hereby engages Peterson as the Company's Chief Technology officer and to serve as a member of the Board of Directors of IP Promotions Inc.

2. Peterson hereby accepts the engagement described in paragraph 1 and, in connection with such engagement agrees to:

         (a) to faithfully and to the best of his abilities serve as the Chief Technology Officer of IP Promotions, Inc.

         (b) to faithfully serve as a member of the Board of Directors of IP Promotions and to act in the best interest of the company; and

         (c) to supervise the development of the company's online technology,

         (d) to supervise the creation of the budget for the technology relating purchases that IP Promotions, Inc. will be making subsequent to the completion of its registered dividend transaction,

         (e) to manage all aspects of the company's online presence as well as all technological assets of the company,

         (f) to be ultimately responsible for all aspects of business of and pertaining to the technology of IP Promotions Inc. including operations, finance and relationships.

         (g) to manage and supervise IP Promotions activities as they pertain to web design, web hosting, search engine optimization, affiliate program management, and online advertising, sales, buying and management.

         (h) The company may terminate this agreement for failure to perform above of the stated duties.

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3. The Board of Directors of IP Promotions Inc. shall make available to Peterson all information concerning the business of IP Promotions Inc. which Peteson reasonably requests in connection with the performance of his obligations hereunder, including all financial information and forecasts that Peterson deems relevant. All such information provided by or on behalf of the Peterson shall be complete and accurate and not misleading in all material respects, and Peterson may rely upon the accuracy and completeness of all such information without independent verification.

4. As compensation for the services rendered by Peterson hereunder, the Company shall pay Peterson as follows:

         (a) IP Promotions Inc. shall issue Peterson 200,000 Class A Warrants, and

         (b) Upon the receipt of sufficient funds, IP Promotions Inc. shall pay Peterson an annual salary of $40,000, and any monies due him for work completed prior to this agreeement. This includes any design or advising work that was done by Peterson for IP Promotions, Inc. that went unpaid at the time of service; and

         (c) IP Promotions, Inc. shall pay Peterson 40% of the net profits on his work as it pertains to web design/hosting, search engine optimization, and affiliate program management; and

         (d) Upon the company obtaining a listing for its common shares on a major stock exchange either the American Stock Exchange, New York Stock Exchange or the NASDAQ market, the Company shall issue Peterson 500,000 shares of the Company's common stock; and

         (e) The shares of the Company's common stock issued to Peterson in 4(a), and 4(d) shall carry "piggy back" registration rights allowing their inclusion in the shares to be registered should an appropriate registration statement be planned, or "demand registration" rights for registration via an S-8 Registration statement that Peterson shall pay the expense of should he decide to exercise such "demand registration" rights.

         (f) The company further agrees to compensate Peterson in a manner consistent with his contribution should he develop new technologies or revenue generating business units at any time in the future. The specific amount of that compensation will be agreed to should the situation arise.

5. In addition to any fees paid pursuant to paragraph 4 herein, the Company shall reimburse Peterson for all reasonable out-of-pocket expenses incurred during the term of this engagement hereunder with respect to the services to be rendered by Peterson. Furthermore, any expenses beyond travel and entertainment expenses shall be approved in writing, by the Board of Directors prior to expenditure.

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6. In consideration of Peterson's services contemplated hereby, IP Promotions agrees to: (a) indemnify and hold harmless Peterson against any and all losses, claims, damages or liabilities to which Peterson may become subject arising in any manner out of or in connection with the rendering of services by Peterson hereunder, unless it is finally judicially determined by a court of competent jurisdiction that such losses, claims, damages or liabilities resulted directly from the negligence, bad faith, or willful misconduct of Peterson; and (b) reimburse Peterson immediately for all reasonable legal or other expenses reasonably incurred and actually paid by Peterson in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings naming him as a defendant and arising in any manner out of or in connection with the rendering of services by Peterson hereunder.

7. IP Promotions Inc. agrees: (a) that the indemnification and reimbursement commitments set forth in paragraph 6 shall apply whether or not Peterson is a formal party to any such lawsuits, claims or other proceedings; and (b) that if Peterson is advised in writing by counsel that there are one or more defenses available to him that are different from in addition to those available to IP Promotions Inc., that Peterson is entitled to retain separate counsel of his choice in connection with any of the matters to which such commitments relate.

8. IP Promotions, Inc. and Peterson agree that if any indemnification or reimbursement sought pursuant to paragraph 6 judicially determined to be unavailable for a reason other than the negligence, bad faith or willful misconduct of Peterson, then IP Promotions Inc. shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (I) in such proportion as is appropriate to reflect the relative benefits to IP Promotions Inc. on the one hand, and Peterson on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (I) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (1) but also the relative faults of IP Promotions Inc. on the one hand, and Peterson on the other hand, as well as any other equitable considerations; PROVIDED, HOWEVER, that in no event shall the amount to be contributed by Peterson pursuant to this paragraph exceed the amount of fees actually received by Peterson hereunder.

9. Except as contemplated by the terms hereof or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, Peterson shall keep confidential all material non-public information provided to it by IP Promotions Inc. and shall not disclose such information to any third party, other than such of its advisors as Peterson determines to have a need to know.

10. This engagement will extend for twelve months from the date hereof and shall renew automatically thereafter on a month-to-month basis unless either party has given at least thirty (30) days' prior written notice to the other that it desires to terminate this engagement; PROVIDED, HOWEVER, that in the event of such termination, IP Promotions, Inc. shall be responsible for the reimbursement of expenses referred to in paragraph 5 incurred through date of termination and the payment of fees under paragraph 4 for transactions of the type contemplated by this agreement which are concluded during the term hereof or within or within two (2) years after the day of termination; and provided, further, that the provisions of paragraphs 6, 7, and 8 shall survive the termination of this letter and shall be binding upon any successors or assigns of IP Promotions, Inc.

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         (a) In the event that IP Promotions, Inc. shall decide to terminate this Employment and Compensation Agreement after an application has been made to upgrade the quality of listing of the Company's common stock, but prior to its being declared effective, then IP Promotions, Inc. shall immediately cause to be issued the shares specified in Item 4(d).

         (c) In the event that IP Promotions, Inc. shall decide to terminate this Employment and Compensation Agreement prior to its expiration, then registration rights specified in Item 4(e) shall remain in effect.

         (d) In the event that IP Promotions, Inc. shall decide to terminate this Employment and Compensation Agreement prior to its expiration, then IP Promotions, Inc. shall immediately pay Peterson two (2) months salary as specified in Item 4(b).

         (e) In the event that Peterson shall decide to terminate this Employment and Compensation Agreement prior to its termination, then the registration rights specified in Item 4(e) shall remain in effect, the company shall pay Peterson two (2) months salary as specified in
         Item 4(b), however the rights to any un-issued shares shall be forfeited.

11. The terms and provisions of this letter are solely for the benefit of IP Promotions, Inc. and Peterson and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this letter. This letter shall be governed by, and construed in accordance with, the substantive laws of the State of Georgia without regard to the principle of conflicts of law, and may be amended, modified or supplemented only by written instrument executed by parties hereto.

12. The invalidity or enforceability of any provision of this letter shall not affect the validity or enforceability of any other provisions of this letter, which shall remain in full force and effect.

13 This letter may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, not withstanding that all such parties are not signatories to the original or the same counterpart.

Agreed to & Accepted,                                Agreed to & Accepted
May 24th, 2005                                       May 24th, 2005



/S/ Stephen Patrick                                  /S/ Matt Petterson
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Stephen Patrick                                      Matt Petterson
President, CEO


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